BRAZIL GOLD CORP.

800 BELLEVUE WAY NE, SUITE 400
BELLEVUE, WA 98004

April 6, 2010                                                                                                           Ticker Symbol:  OTCBB: BRZG

BRAZIL GOLD ARRANGES $2 MILLION BRIDGE FINANCING FACILITY

Brazil Gold Corp. (“Brazil Gold” or the “Company”), is pleased to announce that it has entered into a bridge financing arrangement with a US-based private company for up to $2,000,000 in funding.

"We are very pleased to have made this arrangement to fund the Company for up to $2,000,000, as it will allow us to commence with implementation of our operations and exploration strategy. This facility is an indication of confidence in the future of our projects and will help ensure the future growth of the Company," stated Mr. Phillip Jennings, Vice President Corporate Development. "The exercise price of the convertible notes at between $1.00 and $1.50 per share also demonstrates the lender’s confidence in the Brazil Gold team to provide results through the Company’s program" added Mr. Jennings.

Under the terms of the agreement, Brazil Gold has the right to call upon funds for up to $2,000,000 by issuing convertible notes to the lender.  The notes are convertible into shares of the Company’s common stock at prices ranging between $1.00 and $1.50 per common share.  The securities to be issued under the agreement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

About Brazil Gold Corp.:

Brazil Gold Corp. is a publicly traded independent gold exploration company headquartered in Seattle, Washington, with an agreement to acquire over 861,000 hectares (2.1 million acres) of mineral exploration properties in the gold-rich western Amazon basin of Brazil, in areas that have seen significant historical gold production using only rudimentary methods.  The stated objective of the Company is to explore for world-class gold deposits using modern technology in these untapped areas of minimal development.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.

For further information please contact:

Brazil Gold Corp.
Phillip E. Jennings, Director

Investor Relations
1-877-DIG-BRAZIL  (1-877-344-2729)
www.brazilgold.com